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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                       ASI TECHNOLOGY CORPORATION REPORTS
                           SECOND QUARTER 2007 RESULTS

(LAS VEGAS, NEVADA, MAY 10, 2007)--ASI TECHNOLOGY CORPORATION (OTCBB: ASIT) reported today results for the first six months of fiscal 2007 ended March 31, 2007.

For the six months ended March 31, 2007 the Company reported revenues of $156,000 a 20% increase over revenues of $130,000 for the comparable period of fiscal 2006. The net loss of $39,000 (nil per share) for the first six months of fiscal 2007 compared to a net loss of $32,000 (nil per share) for the first six months of 2006. Cash flow generated from operations was $23,000 for the first six months of fiscal 2007 compared to $15,000 for the comparable period of fiscal 2006. The Company's net investment in loans was $2.9 million at March 31, 2007 and cash and cash equivalents was $3.4 million. The Company's primary source of revenue is interest income on notes and short-term investments.

The Company's specialty finance component generated segment profit of $96,000 during the first six months of 2007 and its technology development component produced a $3,000 segment loss, both results before unallocated expenses of $131,000.

Jerry E. Polis, ASI Chairman commented, "During the second quarter we completed a $4 million equity financing that increases our loan capacity to over $6 million. We expect our revenues to grow as we originate new loans during the balance of 2007. We are pleased that we were able to generate positive cash flow from operations considering we incurred over $30,000 of licensing and startup costs in 2007 for our new finance subsidiary, ASI Capital Corporation."

ABOUT ASI TECHNOLOGY CORPORATION (www.asiplasma.com) - ASI is a finance and investment company that provides specialty finance loans and invests in new technologies. ASI has innovated new applications of plasma in the areas of antennas, communication links, electronic shielding, noise reduction and decontamination.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This document contains forward-looking statements relating to future performance and technology development that may affect future results of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, loan and development results, competition, general economic factors, and other factors identified and discussed in the Company's most recent filings with the Securities and Exchange Commission. The Company's short-term investments are subject to many risks including default and nonpayment. Failure to collect on loans or investments could have an adverse effect on the Company's operations. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations.

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FOR FURTHER INFORMATION CONTACT:
Jerry E. Polis
Chairman of ASI Technology
702.734.1888 - jerrypolis@aol.com

John Blackmon
President of ASI Capital Corporation
702.405.2300 - jblackmon@asicapital.com